UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2005

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of October 2005 issued on November 1, 2005 appears below.

November 1, 2005

TO: All Stockholders
(individually addressed)

SUBJECT: Report for October 2005

At the Bank

Third Quarter Dividend Declared at 5.25%

At the October meeting of the Board of Directors of the Federal Home Loan Bank of New York, the Directors declared a regular quarterly cash dividend at an annualized rate of 5.25%. The dividend, based on stock held during the period July 1, 2005, through September 30, 2005, was credited to your demand account on October 31, 2005. The Home Loan Bank’s dividend rates for 2005 were:

Quarter ended Date paid Rate

December 31, 2004 January 31, 2005 3.05%
March 31, 2005 April 29, 2005 4.70%
June 30, 2005 July 29, 2005 5.00%
September 30, 2005 October 31, 2005 5.25%

The dollar amount of the third quarter dividend will be approximately $49 million. The dividend reflects the Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 80% of earnings for the quarter. Retained earnings after the dividend payment will be approximately
$234 million. (Financial and other disclosures by the Bank, as an SEC registrant, may be found on the EDGAR portion of the SEC’s website at http://www.sec.gov/edgar.shtml.)

This third quarter dividend continues the Home Loan Bank’s proven record of providing a fair return on our members’ capital investment. With the close of this quarter, the Bank has completed the declaration of its quarterly dividends in 2005. For 2005, the Home Loan Bank has disbursed $166 million in the year and provided an overall dividend of 4.50%. This continues the Bank’s overall solid dividend history:

Year Rate Dividends paid

2001 6.29% $229 million
2002 4.51% $167 million
2003 4.01% $164 million
2004 1.83%* $ 70 million
2005 4.50% $166 million
*During 2004, in addition to rebuilding its margins, the Bank committed a significant portion of its net income to establish a strong retained earnings level.

FHLBNY’s New Capital Plan Becomes Effective December 1, 2005

The New York Home Loan Bank’s new Capital Plan will go into effect on December 1, 2005. This is a matter that I have highlighted previously in a number of forums and communications, but because of its importance, it deserves repeating.

As required by the Gramm-Leach-Bliley Act, the Bank is moving from a subscription to an activities, risk-based capital plan. As previously reported in a 8-K on September 20, 2005, the Board of Directors of the Bank voted on September 15, 2005, to establish December 1, 2005, as the "Effective Date" of the Bank’s new Capital Plan. A detailed Information Statement regarding the Capital Plan was mailed to all stockholders on October 4, 2005, and was included in a 8-K of the same date. The Information Statement is available on the Bank's website at www.fhlbny.com.

The Bank also held a Capital Exchange "Webinar" on October 26. An 8-K of the same date includes preliminary, unaudited information on financial results for the third quarter of 2005 that was provided during the course of the Webinar. A replay of the entire Webinar is available at https://fhlbnyevents.webex.com.
This link will be active until March 29, 2006.

The Bank has made a concerted effort to reach out to all members to help ensure a seamless transition and operational continuity with respect to the capital exchange. Should you have any questions about the Capital Plan, please do not hesitate to contact Jim Gilmore, Senior Vice President, Marketing and Sales, at (212) 441-6812, or me at (212) 441-6801.

Washington Update

U.S. House of Representatives Passed GSE Reform Legislation

On October 26, 2005, the full House of Representatives passed H.R. 1461, the Federal Housing Finance Reform Act of 2005. The measure was passed by a strong vote of 331 to 90. The focus of the debate properly remained on Fannie Mae and Freddie Mac. This measure does treat the Home Loan Banks quite fairly, and the bill passed with few changes from the version the House Financial Services Committee passed, 65 to 5, in May.

H.R. 1461, as passed by the House, would, if enacted, establish the Federal Housing Finance Agency ("Agency’) as an independent body in the Executive Branch. The new Agency would be administered by a Director, who would be appointed for a five-year term by the President, with the advice and consent of the Senate. The Agency would also have three Deputy Directors: one for FHLBank regulation, one for Fannie Mae and Freddie Mac regulation, and the third for "Housing." The duties of the Deputy for Housing would include the oversight of the housing mission. The Director would also become a member of the Federal Financial Institutions Examination Council. A five-member Oversight Board, with permanent paid staff, would also be established to provide advice to the Director and to submit reports to and testify before Congress.

Congressman Paul Kanjorski (D-PA) proposed an amendment of particular interest to the Federal Home Loan Bank System dealing with the selection of GSE Board Members (for all the regulated entities). Under this amendment, which was adopted, the independent directors of the twelve Federal Home Loan Banks would be two fifths of the boards and would continue to be regulatory appointments. The independent directors would be appointed by the new Director of the Federal Housing Finance Agency from a list of individuals recommended by the new Housing Finance Oversight Board. Additionally, the amendment expands the statutory criteria for the two required public interest directors on the boards of the Home Loan Banks to include community development and economic development and allows the current appointed directors to continue to serve until their successors assume office. This amendment also restores Presidential appointees to the boards of Fannie Mae and Freddie Mac.

It should also be noted that the bill, as passed by the House, would eliminate the "grandfathering" provisions pertaining to elective member directors that are currently contained in the FHLB Act. These provisions provide that each State must have at least the same number of elective directors as it had on December 31, 1960.

Significant clouds remain regarding the bill’s ultimate future. Just prior to House’s consideration of
H.R. 1461, the White House issued a Statement of Administration Policy ("SAP") opposing H.R. 1461. The SAP stated: "The Administration strongly believes that the housing GSEs should be focused on their core housing mission particularly with respect to low-income Americans and first time homebuyers. Instead, provisions of H.R. 1461 that expand mortgage purchasing authority would lessen the housing GSEs’ commitment to low-income homebuyers. Likewise, provisions that divert profits would lead to increased risk taking and decreased market discipline while exasperating systemic risk." The SAP further noted that the bill "fails to include key elements that are essential to protect the safety and soundness of the housing finance system and the broader financial system at large. As a result, the Administration opposes the bill."

The Administration’s objections, combined with concerns raised by Senators over the lack of a Fannie Mae/Freddie Mac affordable housing program and the imposition of Fannie Mae/ Freddie Mac portfolio caps at the July 2005 mark-up of the Senate’s version of the GSE regulatory reform bill, S.190, make the odds of enactment of GSE legislation during this session of Congress very slim.

The Home Loan Bank team wishes to thank you, our members, for your use of our credit products and services to expand the availability of mortgage credit, to compete effectively in your markets, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

This document may contain forward-looking statements regarding the Federal Home Loan Bank of New York's future financial and non-financial performance. Forward-looking statements are subject to uncertainties. Actual performance may differ materially from projections because of many factors including, but not limited to: regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. The Federal Home Loan Bank of New York undertakes no obligation to update any forward-looking statements made in this document.

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

November 1, 2005	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Exhibit 1: Schedule A